Exhibit 99

 OMI Corporation Reports 2005 Third Quarter Results and Tanker Rate Disclosure

     STAMFORD, Conn.--(BUSINESS WIRE)--Oct. 17, 2005--OMI Corporation
(NYSE:OMM):

     Highlights for the Third Quarter of 2005

     -- Third quarter net income was $39,611,000 or $0.49 basic and diluted earnings per share ("EPS").

     -- Third quarter net income excluding special items (gain on extinguishment of notes of $2,008,000) was $37,603,000 (see Exhibit 1 for the Reconciliation of net income before special items) or $0.46 basic and diluted EPS.

     -- Took delivery of one 2005 built Suezmax vessel chartered-in for the next 7 years and two 2005 built product carriers.

     -- Contracted to sell two 1998 built Suezmax vessels in the fourth quarter. The gain on disposal of approximately $54 million will be recognized in the fourth quarter.

     -- Paid a quarterly dividend declared in the second quarter of $0.08 per share, approximately $6.6 million.

     -- Purchased and retired 4,231,400 shares of stock at an average price of $17.44 per share or $73.8 million in aggregate in the third quarter of 2005. Additionally, we have purchased and retired 1,710,000 shares at an average price of $17.49 per share thus far in the fourth quarter. Currently, we have an authorization of $31,173,000 remaining for share repurchases.

     OMI Corporation (NYSE: OMM) a major international tanker owner and operator today reported net income of $39,611,000 or $0.49 basic and diluted EPS, which includes a gain on extinguishment of notes of $2,008,000 or $0.03 basic and diluted EPS, for the quarter ended September 30, 2005 compared to net income of $50,464,000 or $0.55 basic and diluted EPS for the quarter ended September 30, 2004. Net losses on disposal of vessels aggregated $1,060,000 or $0.01 basic and diluted EPS for the quarter ended September 30, 2004. For the nine months ended September 30, 2005 net income was $162,528,000 or $1.94 basic and diluted EPS, which includes gains for special items, of $5,685,000 or $0.06 basic and $0.07 diluted EPS, compared to net income of $137,185,000 or $1.63 basic and $1.62 diluted EPS, including special items aggregating $3,798,000 or $0.04 basic and diluted EPS for the nine months ended September 30, 2004.
     Revenue of $143,204,000 for the third quarter ended September 30, 2005 increased $13,794,000 or 11 percent compared to revenue of $129,410,000 for the third quarter ended September 30, 2004. Revenue of $463,120,000 for the nine months ended September 30, 2005 increased $106,351,000 or 30 percent compared to revenue of $356,769,000 for the nine months ended September 30, 2004. Revenue increased during the 2005 periods over the 2004 periods primarily because of the increase in the number of vessels operated in 2005, which increased the number of revenue days (see Time Charter Equivalent Revenue section).
     Craig H. Stevenson, Jr., Chairman and Chief Executive Officer commented that "we are pleased to report results from what was the second best third quarter in our history.
     "The outlook for the immediate future and the longer term is exciting. Rates for Suezmaxes and product tankers have risen substantially since the start of this quarter and we expect a very strong fourth quarter. In fact, the current Suezmax rates range from approximately $55,000 to $60,000 per day and the product carriers range from approximately $40,000 to $45,000 a day. Next year should certainly commence strongly. More often than not, Suezmax and product carrier rates in the first quarter of a year are higher than those of the previous fourth quarter. In fact, the first quarter of both 2003 and 2004 were approximately $20,000 per day higher than the preceding quarters. The first quarter of 2005 was substantially weaker than the fourth quarter of 2004, primarily due to the Chinese choosing to draw from inventories rather than import crude oil at the levels of the fourth quarter and early last winter in the Northern Hemisphere being warmer than normal. We do not believe China has inventories allowing them to repeat this and consequently we expect a return to the norm.
     "We believe that the remainder of 2006 will be good also. The demand for tankers is expected to grow more in 2006 than in 2005 and the amount of new tonnage entering the market will be less than in the last few years.

     Fourth Quarter Tanker Rate Disclosure

     As of October 14, 2005, the Company has achieved the following average estimated TCE rates for the percentage of days booked for vessels operating in the fourth quarter of 2005:


                                     Number of   Percent of   Average
                          Number of   Revenue       Days        TCE
                           Vessels    Days (a)     Booked    Rate (b)
                          --------------------------------------------
Suezmax vessels on    (c)
 spot                           15       1,237          43%   $38,000
Suezmax pool
 participants on spot            3         276          43%   $38,000
Suezmax vessels on
 time charter                    2         184         100%   $30,000
Product carriers on
 spot                            8         752          44%   $27,000
Product carriers on
 time charter                   22       1,947         100%   $15,800


    (a) Revenue days are days the vessels are in our fleet and are not in drydock (owned vessels) or off-hire (chartered-in vessels).

    (b) Time charter equivalent ("TCE") rates are derived by calculating revenue from vessels operating on time charters and voyage revenue less voyage expenses from vessels operating in the spot market and dividing by the number of days in the applicable period. TCE revenue is used to measure and analyze fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

    (c) Suezmax vessels on spot includes 11 vessels owned (two are held for sale to be delivered during the fourth quarter), four vessels chartered-in and three vessels from pool participants operating in the Gemini Pool. The revenues of the Gemini pool are reflected in OMI's consolidated revenues, and the charter hire expense for the non-OMI pool participants, which is based on the TCE revenue of the pool, are included in OMI's consolidated charter hire expense.

     All numbers are estimates and may be adjusted depending on a number of factors. Those attempting to understand OMI's earnings must also take into consideration (1) drydock days; (2) timing of acquisitions of new vessels into the Company's fleet (none anticipated during the fourth quarter) and disposals from the Company's fleet (e.g. the SABINE and PECOS are scheduled to be delivered in the fourth quarter, and will have less than a full quarter's effect on fourth quarter results); (3) profit sharing on ten vessels with profit sharing time charter arrangements is recognized once each year for each vessel (none will be recognized in the fourth quarter.)

     RECENT ACTIVITIES AND THIRD QUARTER HIGHLIGHTS

     Operational

     --   Increases in Operating Fleet:

          -- We took delivery of the THAMES, a 47,000 deadweight ton ("dwt") product carrier, from the shipyard in July 2005. The vessel commenced a one year time charter contract in October 2005.

          -- We took delivery of the TEVERE, a 37,000 dwt product carrier, from the shipyard in July 2005. The vessel began a five year time charter with a profit sharing arrangement upon delivery.

          -- In September 2005, we took delivery of a 2005 built Suezmax vessel, the CAPE BONNY, which is being time chartered to us for seven years.

     --   Disposition of a Vessels:

          -- In September 2005, we agreed to sell two of our 1998-built Suezmaxes, the PECOS and the SABINE. Delivery is expected to be in the fourth quarter of 2005 and will result in a fourth quarter gain on sale of approximately $54 million.

     --   Vessel Spot Performance:


                           Daily TCE rate         Daily TCE rate
                   ------------------------- -------------------------
                     For the Three             For the Nine
                     Months  Ended             Months  Ended
                     September  30,            September  30,
                   -----------------  Percent ---------------- Percent
 Vessels on Spot      2005     2004   Change     2005     2004  Change
------------------ -------- -------- ------- -------- -------- -------
Suezmax vessels    $31,419  $49,717     -37% $45,085  $51,757     -13%
------------------ -------- -------- ------- -------- -------- -------
Product carriers   $23,241  $13,919      67% $26,341  $16,829      57%
------------------ -------- -------- ------- -------- -------- -------


          -- In the third quarter of 2005, the TCE average rate for OMI's Suezmax fleet of $31,419 per day was approximately 28% lower compared to the previous second quarter average rate of $43,543 per day and 37% lower compared to the third quarter of 2004 average rate of $49,717 per day (see Market Overview section).

          -- We currently have 8 product carriers operating in the spot market. The 2004 product carrier daily rate reflects the TCE for one single hull product carrier that was sold in December 2004.

     --   Increases in Operating Expenses:

          -- Our vessel expenses increased during 2005 compared to the prior year primarily because of budgeted increases in crew related expenses and the cost of "storing" the ships (purchasing supplies).

     Financial:

     (Note: for more detailed information refer to the Liquidity and Capital Expenditures Section)

     -- During the third quarter of 2005, we repurchased an aggregate of $38,250,000 of the 2.875% Convertible Notes for a net gain on the extinguishment of notes of approximately $2,008,000. We repurchased an additional $12,894,000 of the Convertible Notes in the fourth quarter, to date, and will recognize a gain on the extinguishment of notes of approximately $640,000.

     -- On September 8, 2005, the Board of Directors of OMI declared a dividend on its common stock of $0.08 per share and $6,394,000 was paid on October 12, 2005 to holders of record on September 29, 2005. On July 13, 2005 the second quarter dividend in the amount of $6,628,000 was paid.

     --   The following table summarizes share buybacks by quarter in 2005:


------------------  -----------  -------------  ------------
                                                 Average
                     Number of     Purchase        Price
     Quarter          Shares         Price       Per Share
------------------  -----------  -------------  ------------
First                  311,600     $5,653,304        $18.14
Second               3,200,900    $59,557,933        $18.61
Third                4,231,400    $73,800,144        $17.44
Fourth (a)           1,710,000    $29,908,246        $17.49

                    -----------  -------------  ------------
                     9,453,900   $168,919,627        $17.87
                    ===========  =============  ============

(a) As of October 17, 2005
-------------------------------  -------------  ------------

     As of October 17, 2005, there are 76,877,391 shares of common stock outstanding and $31,173,000 remains under the $70,000,000, September 2005 authorization for share repurchases.

     MARKET OVERVIEW

     Suezmax Tanker Overview

     The tanker market continued at a profitable level in the third quarter of 2005, though the average TCE for Suezmax tankers in the West Africa to U.S. trade was lower than the preceding quarter rate and the rate prevailing in the same period of last year. This was the result of slower world oil demand growth and growth in the world tanker fleet. However, it should be noted that the average rate in the first three quarters of 2005 was the second highest level for this period since at least 1990. Freight rates in the crude oil tanker market have risen well above the third quarter average rate thus far in the fourth quarter.
     The average OPEC oil production in the third quarter of 2005 totaled about
30.0 million barrels per day ("b/d"), an average increase of 0.4 million b/d, or 1.4% compared to the same period last year. About half of OPEC's oil production growth came from the long-haul Middle East. OPEC oil production, including Iraq, in the fourth quarter of 2005 is expected to average 30.0 million b/d, the same as the preceding quarter and about 0.2 million b/d higher than the same period a year ago.
     World oil demand in the third quarter of 2005 was 0.9 million b/d higher than the seasonally low second quarter, and average 0.5 million b/d or 0.6% higher compared to the same period of last year. World oil demand is expected to increase further in the foreseeable future due to the usual seasonal oil demand gains in the winter months and further improvement of world economic activity. World oil demand in 2005 is expected to increase at a slower rate than last year as a result of persistent high oil prices due to low spare oil production capacity, ongoing geopolitical risks and hurricane related oil production and refinery problems in the Gulf of Mexico.
     Recently, hurricane activity resulted in shutdowns of most of the U.S. crude oil production and refinery capacity in the Gulf of Mexico. It is estimated that about 0.3 million b/d of crude oil production and about 0.4 million b/d of refinery capacity will be out of service through year-end and some will be out of service into the first quarter of 2006.
     Total preliminary commercial crude oil and petroleum products inventories in the United States, Western Europe and Japan at the end of the third quarter of 2005 were about 69 million barrels, or 3.2% higher than the year earlier level, and 2.0% above the average of the last five years. At the same time, crude oil inventories were 6.8% higher and petroleum products inventories were 0.6% below the average of the last five years, respectively. Oil inventories in terms of days forward consumption are expected to be at high levels for the rest of the year and by year-end be well above the end 2004 level and above the average of the last five years.
     The world tanker fleet totaled 320.1 million dwt at the end of the third quarter of 2005, up by 15.5 million dwt or 5.1% from the year-end 2004 level. The tanker orderbook totaled about 81.3 million dwt, or 25.4% of the existing fleet at the end of the third quarter of 2005. Approximately 7.4 million dwt are for delivery in 2005, 23.7 million dwt in 2006, 27.6 million dwt in 2007 and most of the balance in 2008.
     The tanker orderbook includes 64 Suezmaxes of about 10.1 million dwt or 23.8% of the existing internationally trading Suezmax tanker fleet. The Suezmax orderbook for delivery in the next few years represents vessels to replace old tonnage affected by IMO regulations as well as to satisfy an expected increase in demand. It should be noted that more trades suitable for Suezmaxes are developing and that Suezmax tankers are flexible vessels since they are traded effectively in medium and long haul trades.
     At the end of the third quarter of 2005, approximately 30.5 million dwt or 9.5% of the total tanker fleet was 20 or more years old, including 9.8 million dwt or 3.1% of the fleet which was 25 or more years old. Furthermore, 10 Suezmaxes were 20 or more years old, including 3 which were 25 or more years old. Tanker sales for scrap and for Floating Production Storage Offloading ("FPSO") conversion totaled about 5.6 million dwt in the first three quarters of 2005, including five Suezmaxes and five VLCCs.
     The EU adopted tanker regulations which commenced on October 21, 2003. In response to the EU regulations, the IMO adopted new strict tanker regulations which commenced on April 5, 2005. These regulations primarily prevent single-hull tankers of 5,000 dwt and above from carrying heavy fuel oil from early April 2005, accelerate the phase-out of single-hull tankers to 2010, in line with EU rules, and force all single-hull tankers to comply with the Condition Assessment Scheme ("CAS") from the age of 15 years, commencing in 2005. Finally, tankers with only double sides or double bottoms will be allowed to operate beyond 2010, provided that these tankers were in service on July 1, 2001. Such tankers will not be allowed to operate beyond the date on which they become 25 years of age after the date of delivery.
     At the end of September 2005, there were about 97.3 million dwt of tankers or 30.4% of the total tanker fleet which will be affected by these regulations.

     Product Tanker Overview

     The strong freight rate environment of the product tanker market continued in the third quarter of 2005, and the average spot TCE for handysize product tankers in the Caribbean was higher than the preceding quarter rate and the rate prevailing in the same period of last year. In addition, the average rate in the first three quarters of 2005 was the highest level for this period since at least 1990. The product tanker market strength was the result of continuous growth in the demand for oil, shortage of refinery capacity in consuming areas and the substantial loss of U.S. refinery capacity in the Gulf of Mexico due to hurricane activity recently, notwithstanding an increase of the world product tanker fleet. Freight rates in the product tanker market continued strong thus far in the fourth quarter.
     The world product tanker fleet, (which ranges from small 10,000 dwt product carriers to larger than 100,000 dwt for coated Aframax tankers) totaled about
65.4 million dwt at the end of the third quarter of 2005, up by about 9.0% from the year-end 2004 level. The product tanker orderbook for delivery over the next few years totaled about 28.0 million dwt, or about 42.8% of the existing product tanker fleet at the end of the third quarter of 2005. Approximately 3.1 million dwt are for delivery in 2005, 11.4 million dwt in 2006, 9.2 million dwt in 2007 and most of the balance in 2008. At the end of the third quarter of 2005, approximately 11.9 million dwt or 18.2% of the existing fleet was 20 or more years old. The orderbook for handysize and handymax product tankers at the end of September 2005 totaled about 11.8 million dwt or 31.3% of the existing handysize and handymax product tanker fleet.
     Total preliminary commercial inventories of oil products in the United States, Western Europe and Japan at the end of the third quarter of 2005 were marginally higher than the same time a year ago, and 0.6% below the average of the last five years. At the same time, inventories of middle distillates, the seasonal product, in these areas were 0.9% higher than last year and marginally below the last five years average.
     The tanker market is expected to benefit in the foreseeable future as a result of improving world economic activity, seasonally higher world oil demand in the winter months, shortage of refinery capacity in the United States, Western Europe and Asia, the loss of U.S. oil production and refinery capacity due to hurricane activity in the Gulf of Mexico recently, possible disruptions due to political instability in short-haul oil producers Venezuela and Nigeria, and the effect of regulations.

     FLEET REPORT

     Our fleet is concentrated into two vessel types, Suezmax tankers, which generally carry crude oil from areas of oil production to refinery areas, and product carriers ("clean" vessels), which generally carry refined petroleum products (such as gasoline and aviation fuel) from refineries to distribution areas. At September 30, 2005, our fleet comprised 47 vessels. Four of the Suezmax tankers are chartered-in: the OLIVER JACOB, whose charter expires June 2010, the MAX JACOB, whose charter expires December 2006, the CAPE BASTIA, whose charter expires June 2012 and the CAPE BONNY, whose charter expires September 2012 (See Exhibit 2 for OMI's Fleet).
     The following table of OMI's fleet include, wholly owned and chartered-in vessels as of September 30, 2005 and revenue days for those vessels during the three months ended September 30, 2005 (Note: Revenue days exclude the days our owned vessels are in drydock and the days our chartered-in vessels are off-hire):


                  Number   Number    Number    Number   Total   Number
                    of       of       of        of      Number   of
                  Vessels  Revenue   Vessels   Revenue   of    Revenue
                   Owned    Days    Chartered-  Days   Vessels  Days
                                       In
                  --------- ------- ---------- ------- ------- -------
Suezmaxes-on Spot
   (a)                  11     997          4     288      15   1,285
Suezmaxes-on TC          2     184        n/a     n/a       2     184
Product Carriers-
 on Spot (b)             9     800        n/a     n/a       9     800
Product Carriers-
 on TC (b)              21   1,902        n/a     n/a      21   1,902
                  --------- ------- ---------- ------- ------- -------

(a) Excludes three pool participant vessels that operate in the Gemini Suezmax Pool.

(b) In October 2005, one vessel on spot at September 30, 2005, commenced a one year time charter.

     FINANCIAL INFORMATION

     The following table summarizes OMI Corporation's results of operations for the three and nine months ended September 30, 2005 compared to the three and nine months ended September 30, 2004.


RESULTS OF OPERATIONS

(In thousands, except per share data)

                                   For The Three        For The Nine
                                   Months Ended         Months Ended
                                   September 30,        September 30,

                                   2005      2004      2005      2004
                               --------- --------- --------- ---------
Voyage and time charter
 revenue                       $142,961  $129,230  $462,094  $356,166
Voyage expense                   33,185    21,082    96,263    53,567
                               --------- --------- --------- ---------
Time charter equivalent
 revenue                        109,776   108,148   365,831   302,599
Other revenue                       243       180     1,026       603
Vessel expenses and charter
 hire expense                    37,189    28,143   107,914    84,063
Depreciation and amortization    17,623    14,226    51,222    39,713
General and administrative
 expenses                         7,618     5,891    21,120    14,808
Loss (gain) on disposal of
 vessels (1)                          -     1,060    (2,874)      700
                               --------- --------- --------- ---------
Operating income                 47,589    59,008   189,475   163,918
                               --------- --------- --------- ---------

Loss on investment (2)                -         -         -    (3,098)
Gain on extinguishment of
 notes                            2,008         -     2,811         -
Interest expense                (11,043)   (8,857)  (31,886)  (24,254)
Interest income                     322       313       785       611
Other (3)                           735         -     1,343         8
                               --------- --------- --------- ---------
Net  income                     $39,611   $50,464  $162,528  $137,185
                               ========= ========= ========= =========

Basic earnings  per share         $0.49     $0.55     $1.94     $1.63
Diluted  earnings  per share      $0.49     $0.55     $1.94     $1.62

Weighted average shares
 outstanding-basic               81,405    91,884    83,638    84,388
Weighted average shares
 outstanding-diluted             81,468    91,997    83,706    84,513


    (1) The gain on disposal of vessels of $2,874,000 for the nine months ended September 30, 2005 resulted from the disposal of two non double-hull handysize crude oil tankers built in 1993. The loss on disposal of vessels of $1,060,000 for the three months ended September 30, 2004 resulted from the loss on the disposal of one 1988 built product carrier of $1,967,000 offset in part by the gain on sale of a 1981 built Panamax vessel of $907,000. The loss on disposal of $700,000 for the nine months ended September 30, 2004 resulted from the third quarter disposals in addition to the loss on the disposal of a 1984 built Panamax vessel, of $1,453,000 offset in part by the gain on disposal of a 1981 built Panamax vessel of $1,813,000.

    (2) The 2004 loss on investment of $3,098,000 resulted from expenses related to the terminated Stelmar transaction.

    (3) Other income includes realized and unrealized gains on freight forward agreements aggregating $735,000 and $1,343,000 for the three and nine months ended September 30, 2005, respectively.


     Time Charter Equivalent Revenue

     OMI operates vessels on both voyage (or "spot") charters and on time charters ("TC"). In both 2005 and 2004, the majority of our tonnage (primarily our Suezmax vessels) operated in the spot market, giving us the ability to benefit from the strong spot market. As of September 30, 2005, 70% of our vessels by dwt (24 vessels) operated in the spot market and 23 of our 47 vessels operated on time charters (see Fleet Report). Ten vessels are under profit sharing arrangements (see Contracted Time Charter Revenue section). Our time charters with profit sharing arrangements have a floor rate, and we share in the profit above that rate equally, without a cap. This enables us to benefit from strong tanker markets while protecting our downside. Revenue generated by time charters gives the Company the ability to cover certain fixed charges (vessel expenses for vessels on time charter, consolidated general and administrative expenses and interest expense).
     Total revenue increased in the three and nine months ended September 30, 2005 compared with the three and nine months ended September 30, 2004 due primarily to operating days from 19 more vessels, twelve vessels acquired in 2004 and seven in 2005, (including two vessels chartered-in during June and September of 2005), seven in the crude oil fleet and twelve in the product carrier fleet, offset by the disposal of eight vessels, six in 2004 and 2 in 2005. Fifteen of the vessels acquired operated in the spot market while four were on time charters during the period ending September 30, 2005. See discussion below for the fluctuation analysis of TCE revenue and the Market Overview section for explanations for the rate fluctuations during the 2005 and 2004 periods in the spot market.
     TCE revenue comprises revenue from vessels operating on time charters and voyage revenue less voyage expenses from vessels operating in the spot market. TCE revenue is used to measure and analyze fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue. TC revenue is earned by vessels under contract for a specific period of time with duration usually greater than one year. The Company earned TCE revenue of $109,776,000 for the three months and $365,831,000 for the nine months ended September 30, 2005 and $108,148,000 for the three months and $302,599,000 for the nine months ended September 30, 2004.
     During the three months ended September 30, 2005, 61 percent or $67,227,000 of our TCE revenue was earned by vessels operating in the spot market and 39 percent or $42,549,000 of our TCE revenue was earned by vessels operating on TC.
     TCE revenue of $67,227,000 earned by vessels operating in the spot market during the third quarter of 2005 decreased a net of $1,833,000 compared to TCE revenue of $69,060,000 earned by vessels operating in the spot market during the third quarter of 2004. The net decrease in TCE revenue resulted primarily from decreases of $19,145,000 earned for the crude oil fleet. Decreases in the crude oil fleet were offset by increases of $17,312,000 earned by the product carrier fleet.

     -- Decreases in TCE revenue earned by vessels in the crude oil fleet operating on spot charters resulted primarily from (1) decreases of $15,754,000 in the Suezmax fleet TCE revenue primarily as the result of lower average TCE rates in the third quarter of 2005, which averaged approximately $18,298 less per day equating to a 36 percent decline in rates compared to the third quarter of 2004, in addition to decreases in spot revenue from two vessels that began time charters in the second quarter of 2005 (Note: Decreases in the Suezmax fleet TCE revenue were offset in part by 129 more operating days in 2005 primarily for five Suezmax vessels acquired in the third quarter of 2004 and for two Suezmax vessels chartered-in during June and September 2005, in addition to 124 more pool member TCE revenue days in the third quarter of 2005), and (2) decreases in TCE revenue of $3,391,000 primarily for vessels sold in 2004 (three Panamax vessels and one ("ULCC") Ultra Large Crude Carrier).

     -- Increases in TCE revenue earned by the vessels in the product carrier fleet operating on spot charters resulted primarily from increases of $18,574,000 relating to 800 operating days (616 of which were from four new vessels delivered in 2004 and three new vessels delivered in 2005 and 184 days were from vessels previously on time charters that began operating in the spot market) during the third quarter 2005 at an average TCE rate of $23,241 per day. Increases in TCE revenue for product carriers operating on spot were offset by decreases in TCE revenue of $1,262,000 from vessels previously sold, primarily from a single hull vessel disposed of in December 2004.

     TCE revenue of $42,549,000 earned by vessels on time charter during the third quarter of 2005 increased $3,461,000 compared to TCE revenue of $39,088,000 earned by vessels on time charter during the third quarter of 2004. Increases in the crude oil fleet were $2,518,000 and were $943,000 in the product carrier fleet.

     -- The increase in TCE revenue of $2,518,000 earned by the crude oil fleet was the result of increases in TC revenue of $5,484,000 earned by two Suezmax vessels that began time charters in May 2005. Increases in TC revenue in the crude oil fleet were offset by decreases of $2,966,000 in TCE revenue for the two crude oil carriers sold in January 2005.

     -- The increase in TCE revenue of $943,000 earned by the product carrier fleet was primarily the result of increases aggregating $1,186,000 earned by vessels operating on time charters with new or renewed contracts at higher rates, three vessels acquired (two vessels delivered in 2005 and one in 2004) with 192 more operating days during the third quarter 2005 and $277,000 more profit sharing was earned in the third quarter of 2005 compared to the third quarter of 2004. Increases were offset partially by decreases in earnings from a single hull vessel sold in August 2004, in addition to, less TC days in the third quarter 2005 for three vessels whose time charters expired and began operating on spot charters.

     During the nine months ended September 30, 2005, 73 percent or $267,089,000 of our TCE revenue was earned by vessels operating in the spot market and 27 percent or $98,742,000 of our TCE revenue was earned by vessels operating on TC.
     TCE revenue of $267,089,000 earned by vessels operating in the spot market during the nine months ended September 30, 2005 increased $64,458,000 compared to TCE revenue of $202,631,000 earned by vessels operating in the spot market during the nine months ended September 30, 2004. The increases in TCE revenue resulted primarily from increases of $58,738,000 earned by the product carrier fleet and $5,720,000 earned by the crude oil fleet.

     -- Increases in TCE revenue earned by the vessels in the product carrier fleet operating on spot charters resulted primarily from increases of $63,218,000 relating to 2,405 operating days (1,639 of which was from four new vessels delivered in 2004 and three new vessels delivered in 2005 and 766 days were from vessels previously on time charters that began operating on spot charters) during the nine months ended September 30, 2005 at an average TCE rate of $26,341 per day. Increases in TCE revenue for product carriers operating on spot were offset by decreases from vessels previously sold, primarily from a single hull vessel disposed of in December 2004.

     -- Increases in TCE revenue earned by vessels in the crude oil fleet operating on spot charters resulted primarily from increases of $24,323,000 in the Suezmax fleet TCE revenue primarily as the result of 929 more operating days in 2005 primarily for five Suezmax vessels acquired in the third quarter of 2004 and for two Suezmax vessels chartered-in during June and September 2005, in addition to 122 more pool member TCE revenue days during the nine months ended September 30, 2005 compared to the same period in 2004. Increases in TCE revenue earned by the crude oil fleet were partially offset by decreases in TCE revenue for vessels sold in 2004.

     TCE revenue of $98,742,000 earned by vessels on time charter during the nine months ended September 30, 2005 decreased $1,226,000 compared to TCE revenue of $99,968,000 earned by vessels on time charter during the same period in 2004. Decreases in the crude oil fleet TCE revenue were $1,081,000 and were $145,000 in the product carrier fleet.

     -- The decrease in TCE revenue of $1,081,000 earned by the crude oil fleet was the result primarily of decreases of $8,943,000 in TCE revenue primarily for the two crude oil carriers sold in January 2005, which were offset in part by increases in TC revenue of $7,862,000 earned by two Suezmax vessels that began time charters in May 2005.

     -- The decrease in TCE revenue of $145,000 earned by the product carrier fleet was primarily the result of 247 fewer operating days from vessels operating on time charters whose time charters expired and began operating on spot charters, in addition to, 205 fewer operating days from the vessel sold in August 2004. Although TCE revenue was lower during the nine months ended September 30, 2005 compared to the same period in 2004, the average TCE rate was approximately 9 percent higher (increased average TCE reflects increased profit sharing in the 2005 period of $4,285,000 compared to the 2004 period .)

     Note: For detailed information of fluctuations by vessel type, see Breakdown by Fleet sections.

     Operating Expenses

     Vessel expenses and charter hire expense increased $9,046,000 for the three months and $23,851,000 for the nine months ended September 30, 2005 compared to the same periods in 2004, primarily as a result of vessel expenses for vessels acquired (12 vessels during 2004 and five vessels during 2005) and increases in crew expense and supplies for the fleet. Charter hire expense increased $2,875,000 for the three months and $2,393,000 for the nine months ended September 30, 2005 compared to the same periods in 2004, primarily as a result of two additional vessels chartered-in during June and September 2005 for a seven year period. Increases in charter hire expense for the Gemini Pool resulted from one vessel that was added to the pool in July 2005 (see Note below for discussion of Gemini Pool), which was offset by decreases in charter hire expense resulting from lower rates earned for the three and nine month periods in 2005 compared to the same periods in 2004. Increases in depreciation expense of $3,397,000 for the three months and $11,509,000 for the nine months ended September 30, 2005 compared to same periods in 2004 resulted from the acquisition of 17 vessels in 2004 and 2005, which were offset in part by reductions to depreciation expense relating to the eight vessels disposed of in 2004 and in January 2005. General and administrative expenses increased $1,727,000 for the three months and $6,312,000 for the nine months ended September 30, 2005 compared to same periods in 2004 primarily as a result of increased compensation expense, including non-cash expense from amortization of restricted stock awards, increases in personnel due to a larger fleet, expenses from OMI's London office and other additional corporate requirements.

     Note: Gemini Tankers ("Gemini") is a wholly owned subsidiary of OMI, and began operating in December 2003. Gemini is a pool for double hull Suezmax vessels. Currently, there are 16 Suezmax vessels (13 from OMI and three from other participants) operating in the pool. The earnings of the pool are allocated to the pool members using an agreed upon formula. The gross revenues of Gemini are reflected in OMI's consolidated revenues, and the charter hire expense for the other participants' vessels are included in OMI's consolidated charter hire expense.

     LIQUIDITY AND CAPITAL EXPENDITURES

     Cash and cash equivalents of $28,317,000 at September 30, 2005 decreased $13,488,000 from $41,805,000 at December 31, 2004. Net cash provided by operating activities of $259,712,000 for the nine months ended September 30, 2005 increased $83,073,000 compared to $176,639,000 for the nine months ended September 30, 2004, primarily due to increased net income. During the nine months ended September 30, 2005, we made cash payments for capital expenditures, (including final payments for five vessel acquisitions, capital improvements and construction contracts), aggregating $134,351,000, and we received proceeds from the sale of two vessels of $36,752,000. We funded our capital expenditures, including our acquisitions in 2005, with operating cash flow and financing.
     For the nine months ended September 30, 2005, we repurchased $139,011,381 ($18,137,000 of which was paid in October 2005) or 7,743,900 shares of OMI common stock. We also had a net reduction in debt of $39,352,000. The reduction of debt includes the repurchase of our 2.875% Convertible Notes with a face value of $63,750,000 at a cost of $58,912,000 ($14,617,000 of which was settled in October 2005). As of September 30, 2005, the available undrawn balance for all credit facilities was $579,750,000.
     Our debt to total capitalization (debt and stockholders' equity) at September 30, 2005 was 54 percent and net debt (total debt less cash and cash equivalents) to total net capitalization (total capitalization less cash and cash equivalents) was 53 percent. In October 2005, we drew down $100,000,000 under our lines of credit, which will be repaid upon the sale of the PECOS and SABINE. As of October 17, 2005, we have approximately $531,475,000 in available liquidity (including cash and undrawn lines of credit).
     During the fourth quarter of 2005, we estimate net proceeds of approximately $137.9 million upon the delivery of the PECOS and the SABINE, which were contracted for sale in September 2005. Available liquidity from undrawn lines of credit, mentioned above, will decrease approximately $65.2 million upon the delivery of the two vessels. In the fourth quarter, we repurchased 1,710,000 shares of common stock for an aggregate of $29,908,000 and purchased the convertible notes of $11,877,000 and expect to make aggregate capital expenditures of $11,207,000 for vessels under construction and $1,440,000 for drydocks (see Capital Expenditures for Vessels Under Construction Contracts and Drydock section for projected fourth quarter capital expenditures). We expect to use cash from operations, undrawn balances available to us through our revolving credit facilities, or committed bank debt to finance capital expenditures, repurchase common stock under authorized programs and repay debt at opportunistic times.

     Capital Expenditures for Vessels Under Construction Contracts and Drydock

     Vessels Under Construction Contracts

     At September 30, 2005, we had commitments to take delivery of five product carriers, four handymax and one handysize, which are scheduled to be delivered in 2006 (three in the first quarter and two in the second quarter). The contract costs for the five vessels aggregated $183,320,000. As of September 30, 2005, payments of $67,698,000 had been made on these contracts, $12,600,000 of which was paid during the nine months ended September 30, 2005.

     As of September 30, 2005, future construction installment and delivery payments (before financing, if any) are as follows:


             Year                    Payments
-------------------------------   --------------
                          2005          $11,207
                          2006          104,415

                                  --------------
Total Remaining Payments               $115,622
                                  ==============


     Note: See the Fleet Report section for additional information about the vessels to be acquired.

     2005 Drydocks

     OMI evaluates certain vessels to determine if a drydock, special survey, both a drydock combined with a special survey or a postponement is appropriate for each vessel. We have vessels inspected and evaluated regularly in anticipation of a drydock during the year. Currently, we anticipate the completion of the drydock of one vessel which began in September 2005 and drydocking two additional vessels in the fourth quarter of 2005, for an estimated aggregate cost of $1,440,000. The vessels are expected to incur up to approximately 59 off-hire days in the fourth quarter.
     The following is a breakdown of the actual drydocks during the first three quarters of 2005 and the estimated drydock cost (in thousands) for the fourth quarter of 2005 with the allocation of off-hire days by vessel segment and charter type (spot or TC) for product carriers:


             Actual   Actual    Number               Actual/   Actual/
           Off-Hire  Costs    of Days              projected projected
            For     Incurred  off-hire               Total     Total
           Drydock   1Q -3Q  for Drydock            Off-Hire   Costs
            1Q-3Q     2005    4th Qtr.   Projected    days
           of 2005            of 2005     Costs
             ------------------------------------ --------- ---------
Crude Fleet:
  Suezmax
   -spot          44   $1,554        -        $-        44    $1,554
  Suezmax
   -TC                               -         -         -         -

Clean Fleet:
  Products
   -TC            50      925       59     1,440       109     2,365
  Products
   -spot                             -         -         -         -
             ----------------- ------------------ --------- ---------
Total             94   $2,479       59    $1,440       153    $3,919
             ================= ================== ========= =========


     Contracted Time Charter Revenue

     Currently, OMI has time charter contracts for 24 vessels (including the contract for THAMES, commencing in October 2005), 10 with profit sharing arrangements. The contracted TC revenue schedule below does not include any estimates for profit sharing in the future periods; however, profit sharing for five vessels of approximately $14.7 million earned during the nine months ended September 30, 2005 is included. We have reduced future contracted revenue for any estimated off-hire days relating to drydocks.
     The following table reflects our actual results for the nine months ended September 30, 2005 and current contracted time charter revenue through 2009:


                        2005     2006    2007     2008     2009
                      -------- ------- ------- --------- -------
(In millions)
 TC Revenue             $138.0  $144.2  $124.7     $95.6   $60.1
 Number of Vessels
  (a)                       24      21      19        13       8 (b)
 Vessels with Profit
  Sharing (a)               10       8       7         7       4

(a) Number of vessels at the end of each year assuming no additional extensions or new charters.

(b) The remaining eight charters expire as follows: six charters will expire in 2010 and two will expire in 2012.

     We recognize profit sharing, if any, for each vessel with a profit sharing provision in the time charter contract when the minimum threshold is met, which is the minimum charter hire revenue. Historically, we have recognized profit sharing on or about the anniversary of each time charter contract. The table below reflects the number of vessels profit sharing we expect to record by quarter:


                          2005      2006     2007      2008     2009
                        -------- --------- -------- --------- --------

  First Quarter               1         1        1         1        1
  Second Quarter              1         5        5         4        4
  Third Quarter               3         4        2         2        2
  Fourth Quarter              -         -        -         -        -

     ABOUT OMI

     OMI is a leading seaborne transporter of crude oil and refined petroleum products operating in the international shipping markets. We believe our modern fleet of 45 vessels (excluding the PECOS and the SABINE, which will be disposed of in the fourth quarter) and approximately 3.7 million deadweight tons is the youngest large fleet of tankers in the world, with an average age of approximately 2.9 years (see Note (1)), which is significantly lower than the industry average. Our customers include many of the world's largest commercial and government owned oil companies and oil trading companies.

     OMI trades on the New York Stock Exchange under the symbol "OMM".

     Note (1): All averages referring to vessel age in this release are weighted averages based on deadweight tons ("dwt") and are calculated as of September 30, 2005. Dwt, expressed in metric tons each of which is equivalent to 1000 kilograms, refers to the total weight a vessel can carry when loaded to a particular load line. Unless otherwise indicated, when we refer to our fleet of 45 vessels, we exclude the Suezmax vessels, the PECOS and the SABINE, contracted for sale, delivery being expected in the fourth quarter of 2005.

     EARNINGS CONFERENCE CALL

     OMI Corporation will hold an earnings conference call presentation on Tuesday, October 18, 2005 at 8:30 a.m. (eastern time). The presentation will be simultaneously webcast and will be available on the Company's website, http://www.omicorp.com along with a slide presentation. A replay of the call will be available at 11:30 a.m. on October 18, 2005 at (888) 203-1112 for North America and (719) 457-0820 for International callers (Pass code 2782241).

     OTHER FINANCIAL INFORMATION

     CONDENSED BALANCE SHEETS

     The following are OMI's Condensed Balance Sheets as of September 30, 2005 and December 31, 2004:


CONDENSED BALANCE SHEETS                   September 30,  December 31,
                                                2005          2004
(In thousands)                             -------------- ------------


Cash and cash equivalents                        $28,317      $41,805
Vessels held for sale                             82,153            -
Other current assets                              67,958       87,009
Vessels and other property-net                 1,502,739    1,487,598
Construction in progress (newbuildings)           71,453      116,895
Other assets                                      31,429       37,699
                                           -------------- ------------
Total assets                                  $1,784,049   $1,771,006
                                           ============== ============

Current portion of long-term debt (1)            $34,471      $33,200
Other current liabilities                        101,890       56,787
Long-term debt (1)                               866,613      907,236
Other liabilities                                  4,277        6,381
Total stockholders' equity                       776,798      767,402
                                           -------------- ------------
Total liabilities and stockholders' equity    $1,784,049   $1,771,006
                                           ============== ============


(1) As of September 30, 2005, the available undrawn balance under credit facilities was $579,750,000.


     CONDENSED CASH FLOWS

     The following are OMI's Condensed Cash Flows for the nine months ended September 30, 2005 and 2004:


CONDENSED CASH FLOWS
                                        For The Nine Months
                                        Ended September 30,
 (In thousands)                           2005      2004      Change
                                        --------- --------- ---------

Provided (used) by:
Operating Activities                     $259,712  $176,639   $83,073
Investing Activities                      (93,523) (570,868)  477,345
Financing Activities                     (179,677)  387,566  (567,243)
                                         --------- --------- ---------
Net Decrease in Cash and Cash Equivalents (13,488) (6,663) (6,825) Cash and Cash Equivalents at the
 Beginning of the Year                     41,805    48,788    (6,983)
                                         --------- --------- ---------
Cash and Cash Equivalents at the End of
 the Period                               $28,317   $42,125  $(13,808)
                                         ========= ========= =========


     RESULTS BY FLEET

     The following discussion of Vessel Operating Income (TCE revenue less vessel expenses, charter hire expense and depreciation and amortization) for the crude and clean segments excludes Gain on disposal of vessels and General and administrative expenses.
     Crude Oil Fleet-Vessel Operating Income decreased $23,849,000 and $8,888,000 for the three and nine months ended September 30, 2005, respectively, compare to the same periods in 2004. The net decrease in Vessel Operating Income during the 2005 periods were primarily attributable to decreases in the Suezmax TCE revenue resulting from lower average TCE rates earned by Suezmax vessels operating in the spot market, in addition to, less earnings from four vessels disposed of in 2004 and two in 2005. During the three and nine months ended September 30, 2005, average TCE rates were 37% lower and 13% lower, respectively, compared to the same periods in 2004 (see Market Summary).
     The following table illustrates the crude oil fleet Vessel Operating Income by vessel type (other than vessels sold), Average daily TCE, Number of TCE revenue days, Average daily vessel expense and Average number of OMI vessels operated by the crude oil fleet for the three and nine months ended September 30, 2005 compared to the three and nine months ended September 30, 2004 (Note:
Amounts for vessels sold include the settlement of certain revenues and expenses, including insurance claims from prior years):

BREAKDOWN BY FLEET

(In thousands, except daily rates & expenses, number of vessels and number of days)

                                   For The Three      For The Nine
                                   Months Ended       Months Ended
                                   September 30,      September 30,
 CRUDE FLEET:                     2005     2004      2005      2004
----------------------------   ---------- -------- --------- ---------
Suezmaxes- on spot and time
 charter:
 TCE revenue  (1), (2)
     Suezmaxes-on spot (a)       $48,638  $64,393  $202,812  $178,489
     Suezmaxes-on time charter
      (3)                          5,484        -     7,862         -
                                 -------- ------------------ ---------
   Total TCE Revenue              54,122   64,393   210,674   178,489
  Vessel expenses                  8,459    4,559    24,936    12,314
   Charter hire expense:
      Pool charter hire expense    8,133    6,802    26,952    26,070
      Charter hire expense (under
       operating leases)(a)        7,362    4,290    15,480    12,442
   Depreciation and amortization   7,812    6,557    23,768    15,428
                                 -------- -------- --------- ---------
   Vessel Operating Income       $22,356  $42,185  $119,538  $112,235
                                 ======== ======== ========= =========

----------------------------------------------------------------------
Suezmaxes-on spot:
 Average daily TCE  (a)          $31,419  $49,717   $45,085   $51,757
 Number of  OMI TCE revenue days
  (a)                              1,285    1,156     3,874     2,945
 Number of  pool member TCE
  revenue days (1)                   263      139       625       503
----------------------------------------------------------------------
Suezmaxes-on time charter:
 Average daily TCE               $29,803      n/a   $29,667       n/a
 Number of  OMI TCE revenue days     184      n/a       265       n/a
----------------------------------------------------------------------
Suezmaxes- on spot and time
 charter:
 Average daily  vessel  expense
  (4)                             $7,073   $4,690    $7,026    $5,072
Average number of wholly owned
 vessels                            13.0     10.6      13.0       8.9
Average number of chartered-in
 vessels                             3.2      2.0       3.1       2.0
----------------------------------------------------------------------
Handysize Crude Oil Carriers sold
 in 2005 (5):
 TCE revenue                          $-   $2,966      $941    $8,943
  Vessel expenses                      1      522       226     1,839
   Depreciation and amortization       -      714         -     2,143
                                 -------- -------- --------- ---------
   Vessel Operating (Loss) Income    $(1)  $1,730      $715    $4,961
                                 ======== ======== ========= =========

 Average daily TCE                   n/a  $16,120   $16,505   $16,319
 Number of  TCE revenue days         n/a      184        57       548
Average number of wholly owned
 vessels                             n/a      2.0       n/a       2.0
----------------------------------------------------------------------
 Other Crude Carriers Sold in
  2004 (6):
 TCE revenue                          $-   $3,386        $-   $19,531
  Vessel expenses                   (319)     778      (285)    4,875
   Depreciation and amortization       -        -         -     2,426
                                 -------- -------- --------- ---------
   Vessel Operating Income          $319   $2,608      $285   $12,230
                                 ======== ======== ========= =========

 Average daily TCE                   n/a  $28,695       n/a   $25,835
 Number of  TCE revenue days         n/a      118       n/a       756
Average number of wholly owned
 vessels                             n/a      1.0       n/a       2.9

----------------------------------------------------------------------
 Total Vessel Operating Income   $22,674  $46,523  $120,538  $129,426
                                 ======== ======== ========= =========

Note: Number of operating or TCE revenue days used to compute Average daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock. Average daily vessel expenses are computed using the number of days in the period which OMI owned the vessel.

(a) includes four vessels chartered-in. Two vessels were chartered-in beginning in September and June 2005 and two vessels continue charters from 2004(originating in 2001 and 2002).

    (1) Consistent with general practice in the tanker shipping industry, we use TCE revenue (defined as voyage and time charter revenues less voyage expenses) as a measure of equating revenue generated from a voyage charter to revenue generated from a time charter. TCE revenue, a non-GAAP measure, provides more meaningful information to us than voyage revenues, the most directly comparable GAAP measure because it assists us in making operating decisions about the deployment of our vessels and their performance. TCE revenues are also widely used by investors and analysts in the tanker shipping industry for comparing financial performance between companies and to industry averages. Voyage expenses comprise all expenses relating to particular voyages, including bunker fuel expenses, port fees, canal tolls and brokerage commissions. Under time charter contracts the charterer pays the voyage expense, with the exception of commissions, whereas under voyage charter contracts the shipowner pays the voyage expenses. TCE revenue and expenses includes revenue and expense generated by the Gemini pool (a Suezmax pool). The Suezmax pool began in December 2003 and included our 15 Suezmaxes (as of September 2005 there were 13 Suezmaxes, see note (3) below) and three Suezmaxes owned by another pool member.

    (2) In July and August 2004, three 2003 built and two 2004 built Suezmax vessels were acquired.

    (3) During May 2005, two Suezmax vessels previously operating in the spot market (Gemini pool) up to May of 2005, began operating on seven year time charters with profit sharing.

    (4) Vessel expenses are only fore the owned vessels(excludes chartered-in vessels)

    (5) In January 2005, two handysize crude oil carriers were sold.

    (6) During 2004, our ULCC vessel was sold in the fourth quarter and our three Panamax vessels were disposed of in the second and third quarters.

     Clean Fleet- Vessel Operating Income increased $11,555,000 and $35,394,000 for the three and nine months ended September 30, 2005, respectively, over the comparable periods in 2004. The increases in Vessel Operating Income in the 2005 periods were attributable to seven product carriers acquired in 2004 and five in 2005. The increase in Vessel Operating Income was offset partially by the decrease in earnings for the two single hull product carriers that were disposed of in 2004.

     The following table illustrates the product carrier fleet Vessel Operating Income by vessel type (other than vessels sold), Average daily TCE, Number of TCE revenue days, Average daily vessel expense and Average number of OMI vessels operated by the product carrier fleet for the three and nine months ended September 30, 2005 compared to the three and nine months ended September 30, 2004 (Note: Amounts for vessels sold include the settlement of certain revenues and expenses):


BREAKDOWN BY FLEET

(In thousands, except daily rates & expenses, number of vessels and number of days)

                                     For The Three      For The Nine
                                     Months Ended       Months Ended
                                     September 30,      September 30,
 PRODUCT CARRIER FLEET:              2005     2004     2005     2004
                                   -------- -------- -------- --------
Products-on time and spot charter:
  TCE Revenue  (1):
     Products-on time charter (2)  $37,066  $35,880  $90,882  $88,750
     Products-on spot (3)           18,574        -   63,218        -
                                   -------- ----------------- --------
   Total TCE Revenue                55,640   35,880  154,100   88,750
  Vessel expenses                   13,606    8,481   40,732   22,508
   Depreciation and amortization     9,677    6,453   27,074   17,669
                                   -------- -------- -------- --------
   Vessel Operating Income         $32,357  $20,946  $86,294  $48,573
                                   ======== ======== ======== ========

----------------------------------------------------------------------
Products-on time charter:
 Average daily TCE                 $19,487  $18,663  $17,688  $16,284
 Number of  TCE revenue days         1,902    1,912    5,138    5,385
----------------------------------------------------------------------
Products-on spot:
 Average daily TCE                 $23,241      n/a  $26,341      n/a
 Number of  TCE revenue days           800      n/a    2,405      n/a
----------------------------------------------------------------------
Products-on time and spot charter:
 Average daily  vessel  expense     $5,010   $4,273   $5,367   $4,124
Average number of wholly owned
 vessels                              29.6     21.6     27.7     19.9
----------------------------------------------------------------------
Products-sold in 2004:
  TCE Revenue  (1), (4)                $19   $1,523     $131   $6,886
  Vessel expenses                       69    1,302      199    2,851
   Depreciation and amortization         -      415        -    1,776
                                   -------- -------- -------- --------
   Vessel Operating (Loss) Income     $(50)   $(194)    $(68)  $2,259
                                   ======== ======== ======== ========

 Average daily TCE                     n/a  $13,919      n/a  $16,829
 Number of  TCE revenue days           n/a       92      n/a      274
Average number of wholly owned
 vessels                               n/a      1.3      n/a      1.7
----------------------------------------------------------------------

 Total Vessel Operating Income     $32,307  $20,752  $86,226  $50,832
                                   ======== ======== ======== ========

    Note: Number of operating or TCE revenue days used to compute Average daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock. Average daily vessel expenses are computed using the number of days in the period which OMI owned the vessel.

    (1) Consistent with general practice in the tanker shipping industry, we use TCE revenue (defined as voyage and time charter revenues less voyage expenses) as a measure of equating revenue generated from a voyage charter to revenue generated from a time charter. TCE revenue, a non-GAAP measure, provides more meaningful information to us than voyage revenues, the most directly comparable GAAP measure because it assists us in making operating decisions about the deployment of our vessels and their performance. TCE revenues are also widely used by investors and analysts in the tanker shipping industry for comparing financial performance between companies and to industry averages. Voyage expenses comprise all expenses relating to particular voyages, including bunker fuel expenses, port fees, canal tolls and brokerage commissions. Under time charter contracts the charterer pays the voyage expense, with the exception of commissions whereas under voyage charter contracts the shipowner pays the voyage expenses.

    (2) During the three and nine months ended September 30, 2005, OMI recognized profit sharing revenue of approximately $8,109,000 and $14,733,000, respectively, compared to $7,832,000 and $10,447,000 for the three and nine months ended September 30, 2004, respectively. During May and July 2005, two handysize product carriers were acquired.

    (3) In January, March and July 2005, two handymax and one handysize product carrier were acquired. In February, April, July, October and December 2004, four handysize and three handymax product carriers were acquired.

    (4) For the three and nine months ended September 30, 2004, revenue was generated by one vessel operating in the spot market and one vessel on time charter. During August and December 2004, the two single hull vessels were sold. The 2005 balances reflect the settlement of demurrage and other vessel expenses relating to the vessels sold in 2004.


     EXHIBIT 1

     RECONCILIATION OF NET INCOME BEFORE SPECIAL ITEMS

     The following table is a reconciliation of Net income to Net income without special items for the three and nine months ended September 30, 2005 compared to the three and nine months ended September 30, 2004:


                                  For The Three
                                  Months Ended    For The Nine Months
                                  September 30,    Ended September 30,

(In thousands, except per share
 data)                              2005     2004      2005      2004
                                 -------- -------- --------- ---------

Net income                       $39,611  $50,464  $162,528  $137,185
Add (subtract) special items:
Loss (gain)  on disposal of
 vessels                               -    1,060    (2,874)      700
Loss on investment                     -        -         -     3,098
Gain on extinguishment of notes   (2,008)       -    (2,811)        -
                                 -------- -------- --------- ---------
Net income without special items $37,603  $51,524  $156,843  $140,983
                                 ======== ======== ========= =========

Basic EPS:
--------------------------------
Basic EPS                          $0.49    $0.55     $1.94     $1.63
Add (subtract) special items:
Loss (gain)  on disposal of
 vessels                               -     0.01     (0.03)     0.01
Loss on investment                     -        -         -      0.03
Gain on extinguishment of notes    (0.03)       -     (0.03)        -
                                 -------- -------- --------- ---------
Basic EPS without special items    $0.46    $0.56     $1.88     $1.67
                                 ======== ======== ========= =========

Diluted EPS without  special
 items                             $0.46    $0.56     $1.87     $1.67
                                 ======== ======== ========= =========

    Net income without special items is presented to provide additional information, in the opinion of management, with respect to the Company's ability to compare from period to period operating revenues and expenses without gains and losses such as the gain on extinguishment of notes in 2005, the amount written off in 2004 relating to the expenses from the proposed acquisition of Stelmar and gains and losses from dispositions of non double hull vessels. While net income without special items is frequently used by management as a measure of the operating performance in a particular period, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Net income without special items should not be considered an alternative to net income or other performance measurements under generally accepted accounting principles.


     EXHIBIT 2

     FLEET REPORT

     Our fleet currently comprises 45 vessels (excluding the PECOS and SABINE Suezmax vessels to be disposed of in the fourth quarter) aggregating approximately 3.7 million dwt consisting of 15 Suezmaxes, 28 handysize and handymax product carriers and two Panamax product carriers.
     The following table of OMI's Fleet includes, wholly owned vessels, chartered-in vessels and vessels to be acquired:


                                   Year                   Charter
Name of Vessel       Type of      Built        Dwt      Expiration
                      Vessel
------------------ ------------ ---------- ------------ -----------
CRUDE OIL FLEET:
------------------

Wholly-Owned:
------------------
ARLENE             Suezmax           2003      165,293         SPOT
INGEBORG           Suezmax           2003      165,293         SPOT
SOMJIN             Suezmax           2001      160,183         SPOT
HUDSON             Suezmax           2000      159,999         SPOT
POTOMAC (1)        Suezmax           2000      159,999       May-12(P)
DELAWARE           Suezmax           2002      159,452         SPOT
DAKOTA             Suezmax           2002      159,435         SPOT
ADAIR              Suezmax           2003      159,199         SPOT
ANGELICA           Suezmax           2004      159,106         SPOT
JANET              Suezmax           2004      159,100         SPOT
SACRAMENTO         Suezmax           1998      157,411       May-12(P)
                                           ------------
                                             1,764,470
                                           ------------
Chartered-in:
------------------
CAPE BONNY         Suezmax           2005      159,062         SPOT
CAPE BASTIA        Suezmax           2005      159,156         SPOT
OLIVER JACOB       Suezmax           1999      157,327         SPOT
 MAX JACOB         Suezmax           2000      157,327         SPOT
                                           ------------
                                                632,872
                                           ------------

                                           ------------
Total Crude Oil
 Fleet                                       2,397,342
                                           ------------

CLEAN FLEET:
------------------
OTTAWA             Panamax           2003       70,297       Apr-08
TAMAR              Panamax           2003       70,362       Jul-08
NECHES             Handymax          2000       47,052       Oct-07
SAN JACINTO        Handymax          2002       47,038       Apr-08
MOSELLE            Handymax          2003       47,037       Feb-09
GUADALUPE          Handymax          2000       47,037       Apr-08
AMAZON             Handymax          2002       47,037       Apr-08
THAMES             Handymax          2005       47,036       Oct-06
ROSETTA            Handymax          2003       47,015       Mar-09
BRAZOS             Handymax          2005       46,889         SPOT
 LAUREN            Handymax          2005       46,955         SPOT
JEANETTE           Handymax          2004       46,955         SPOT
 HORIZON           Handymax          2004       46,955         SPOT
ORONTES            Handysize         2002       37,383       May-10
OHIO               Handysize         2001       37,278       May-10
GARONNE            Handysize         2004       37,278       Apr-09(P)
GANGES             Handysize         2004       37,178         SPOT
RUBY               Handysize         2004       37,384         SPOT
ASHLEY             Handysize         2001       37,270         SPOT
MARNE              Handysize         2001       37,230         SPOT
LOIRE              Handysize         2004       37,106       Feb-09(P)
FOX                Handysize         2005       37,006       May-10(P)
TEVERE             Handysize         2005       36,990       Jul-10(P)
SAONE              Handysize         2004       36,986       Jul-09(P)
TRINITY            Handysize         2000       35,834       Mar-10
MADISON            Handysize         2000       35,828       Mar-10
RHONE              Handysize         2000       35,775       May-07(P)
CHARENTE           Handysize         2001       35,751       Sep-06(P)
ISERE              Handysize         1999       35,438       Sep-06(P)
SEINE              Handysize         1999       35,407       Aug-08
                                           ------------
Total Clean Fleet                            1,280,787
                                           ------------

                                           ------------
Total Current
 Fleet                                       3,678,129
                                           ------------

Note: Vessels owned and chartered-in are all double hull.

    (1) The POTOMAC will replace the SABINE, which is currently on time charter but is scheduled to be sold in the fourth quarter of 2005.

    (P) Time charters with profit sharing.

    The following five product carriers are to be delivered in 2006:


                      Type of    Date To Be               Charter
Name of Vessel        Vessel     Delivered      Dwt      Expiration
------------------ ------------- ---------- ------------ ----------

Vessels Under Construction:

WABASH             Handymax          Jan-06      47,000        SPOT
KANSAS             Handymax          Mar-06      47,000        SPOT
RHINE              Handysize         Mar-06      37,000        SPOT
REPUBLICAN         Handymax          Apr-06      47,000        SPOT
PLATTE             Handymax          May-06      47,000        SPOT
                                            ------------
Total Vessels Under Construction                225,000
                                            ------------


Total Fleet  with Vessels to be
 Delivered                                    3,903,129
                                            ============

Note: Vessels to be delivered are double hull.


     FORWARD LOOKING INFORMATION

     This release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under these sections. Wherever we use the words "believes," "estimates," "expects," "plan" "anticipates" and similar expressions identify forward-looking statements. Our forward-looking statements sometimes include, without limitation: management's current views with respect to certain future events and performance, estimates of future earnings and cash flows and the sensitivity of earnings and cash flows to charter rates; estimates of when new vessels will be delivered by shipyards to the Company and when they may be chartered by customers; estimates of when vessels may be contracted for sale and delivered to buyers; estimates of when laws, regulations or commercial decisions may remove older vessels from markets or enhance the value or earnings of double hulled vessels; statements as to the projected development of the Company's strategy and how it may act to implement its strategy; estimates of future costs and other liabilities for certain environmental matters and investigations and the expectations concerning insurance coverage therefore; estimates relating to expectations in world economic activity, growth in the demand for crude oil and petroleum products and their affect upon tanker markets; estimates of the number of drydockings of vessels, their costs and the number of related offhire days; estimate of time charter and time charter equivalent rates being achieved by our vessels, estimates of capital requirements and the sources of the funding and other factors discussed in OMI's filings to the SEC from time to time.

     Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. Such risks include, but are not limited to, supply of tankers, demand for their use, world economic activity, breakdown of vessels and resultant time out of service as well as repair cost, availability and cost of insurance, governmental regulation, customer preferences and availability, claims, demurrage, the affect on rates of future voyages and cost of financing.

     All subsequent written and oral forward-looking statements attributable to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.


     CONTACT: OMI Corporation
              Fredric London, 203-602-6700